UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2025

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	001-36099	46-1315605
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

4000 Route 66, Suite 310
Tinton Falls, NJ 07753
(Address of principal executive offices, including zip code)

877.870.7005
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CHMI	NYSE
8.20% Series A Cumulative Redeemable Preferred Stock, $0.01 par value	CHMI-PRA	NYSE
8.250% Series B Fixed-to-Floating Rate Cumulative Redeemable	CHMI-PRB	NYSE

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Director

On March 11, 2025, the Board of Directors (the “Board”) of Cherry Hill Mortgage Investment Corporation (the “Company”) increased the size of the Board from four directors to five directors and appointed Dale S. Hoffman as a director. Mr. Hoffman will initially serve for a term that will expire at the Company’s upcoming 2025 annual meeting of stockholders. At the same time, Mr. Hoffman was appointed to serve on the Board’s compensation and nominating and corporate governance committees. Mr. Hoffman is independent under the standards of the New York Stock Exchange. There are no transactions or relationships involving Mr. Hoffman and the Company that are required to be disclosed pursuant to Item 404 of Regulation S-K. Mr. Hoffman will participate in the same compensation programs as the other non-management directors.

Adoption of Executive Severance Plan

On March 12, 2025, the Board, based upon the recommendation of its compensation committee, adopted the Cherry Hill Mortgage Investment Corporation Executive Severance Plan (the “Executive Severance Plan”), which became effective immediately upon adoption. The Executive Severance Plan covers a regular full-time employee of the Company who is serving as the Chief Executive Officer, the Chief Financial Officer, the Chief Investment Officer, the Senior Vice President of Mortgage Servicing and the General Counsel or Chief Legal Officer of the Company. The Executive Severance Plan will initially cover the following participants: Jay Lown, the Company’s President and Chief Executive Officer, Michael Hutchby, the Company’s Chief Financial Officer, Julian Evans, the Company’s Chief Investment Officer, and Raymond Slater, the Company’s Senior Vice President of Mortgage Servicing.

The benefits payable to a participant depends on whether or not the participant incurs a termination of employment that constitutes a qualifying termination. For purposes of the Executive Severance Plan, the term “qualifying termination” means either: (i) a termination of a participant’s employment by the Company without cause (but not including a termination due to death or permanent disability), or (ii) a voluntary termination of a participant’s employment by the participant for good reason.

In the event that a participant incurs a termination of employment that constitutes a qualifying termination, subject to a participant’s compliance with such participant’s obligations set forth in the Executive Severance Plan, including, but not limited to, such participant’s obligation to timely sign and not revoke a waiver and release of claims against the Company and its affiliates, the Company will pay in cash a “severance payment” (as defined below) to such participant within the 60-day period following such participant’s separation date. Any other rights and benefits of a participant which may be available pursuant to any employee benefits plans, policies, and practices of the Company will be determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on such participant’s separation date.

For purposes of  the Executive Severance Plan, a “severance payment” means a lump-sum cash payment equal the total of (A) and (B) where (A) is an amount equal to a participant’s “severance multiple” multiplied by such participant's annual compensation (total of salary plus target bonus) plus (B) to the extent such participant participates in the Company’s health and/or dental plans as of such participant’s separation date, an amount equal to 12 months of health and/or dental premium payments as determined under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-609 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and determined for such participant based on such participant’s elections as in effect on such participant’s separation date. The term “severance multiple” is defined in the Executive Severance Plan as a number equal to two and one-half (2.5) for the Company’s Chief Executive Officer and one and one-half (1.5) for all other participants.

Under the terms of the Executive Severance Plan, a participant is subject to certain customary restrictive covenants, including a one-year non-compete that would apply from such participant’s separation date. The Company has reserved the right to amend, modify, terminate or discontinue the Executive Severance Plan subject to certain limitations.

The foregoing description of the Executive Severance Plan in this Item 5.02 is qualified in its entirety by reference to the full text of the Executive Severance Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Cherry Hill Mortgage Investment Corporation Executive Severance Plan, Effective March 12, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

Date: March 12, 2025	By:	/s/ Michael Hutchby
Name: Michael Hutchby
Title: Chief Financial Officer